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                                                                    EXHIBIT 99.1

For Immediate Release
Contacts:      Catherine Mathis for NYTC, (212) 556-1981; E-mail
               mathicj@nytimes.com
               Kim Beales for TransWestern Publishing, (858) 467-2815;
               E-mail kim.beales@twp.cc


                           THE NEW YORK TIMES COMPANY
                      AND TRANSWESTERN PUBLISHING ANNOUNCE
                       AGREEMENT ON TELEPHONE DIRECTORIES

NEW YORK, June 26, 2000 - The New York Times Company and TransWestern Publishing Company, LLC announced today that they have signed an agreement for the Times Company to sell nine telephone directories, which are part of its Regional Newspaper Group, to TransWestern Publishing.

        "The sale of these directories will allow us to sharpen our strategic focus and concentrate our resources on our core media businesses," said Russell
T. Lewis, president and chief executive officer of the Times Company.

        TransWestern Publishing's President and Chief Executive Officer Rick Puente, commented, "We are pleased that we were able to establish an agreement with the New York Times Company to purchase these telephone directories as part of our ongoing growth strategy. This will be our 24th acquisition since 1995. The phone books are an excellent complement to our existing directories. We will continue to serve customers through the local offices with the same sales and management team."

        The closing of this sale, which is expected to occur in the third quarter, is subject to regulatory approval. Seven of the phone directories are in Florida: Gainesville, Ocala, Lake City, Palatka, Lakeland, Sebring and Plant City; and two are in Louisiana: Houma and Opelousas. The Regional Newspaper Group began producing telephone directories in 1993. The telephone directories had 1999 revenues of $6.7 million.

        The New York Times Company (NYSE: NYT) is a diversified media company including newspapers, magazines, television and radio stations, and electronic information and publishing. The Company's core purpose is to enhance society by creating, collecting and distributing high-quality news, information and entertainment.

                                 - continued -


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TIMES/TRANSWESTERN
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        The Company, which had 1999 revenues of $3.1 billion, publishes The New
York Times, The Boston Globe and 22 other newspapers; publishes three magazines, including Golf Digest; and operates eight network-affiliated television stations and two New York City radio stations. It also operates news, photo and graphics services as well as news and feature syndicates. A division of the Company, New York Times Digital, operates Internet properties such as NYTimes.com, Boston.com and WineToday.com. The Company holds interests in one newsprint mill, one supercalendered paper mill and the International Herald Tribune S.A.S.

        TransWestern Publishing is a California-based independent yellow page publisher which publishes 249 community-oriented directories in 17 states. In 1999 TransWestern Publishing had $146.4 million in revenues and an EBITDA of $46.7 million.

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